EXHIBIT 99


      Temecula Valley Bancorp Earns Distinction of Super Premier
                 Performance from The Findley Reports

    TEMECULA, Calif.--(BUSINESS WIRE)--May 8, 2003--Temecula Valley Bancorp (OTCBB:TMCV) announced earning the rating of "Super Premier Performance" from The Findley Reports for 2002.
    The "Super Premier Performance" rating recognizes Temecula Valley Bancorp for excellent strength, performance and safety. The Findley Reports, the nation's leading independent banking analyst, analyzes the financial condition of the nation's primary financial institutions. The most recent award is based upon 2002 operating results for Temecula Valley Bancorp.
    The Bancorp has received the rating of Super Premiere Performance from the Findley Reports for the third consecutive year. This is the highest ranking performance attainable.
    Temecula Valley Bank was established in 1996 and operates full service offices in Temecula, Murrieta, Fallbrook, Escondido and El Cajon. Temecula Valley Bancorp was established in June 2002 and operates as a one-bank holding company for Temecula Valley Bank. As a Preferred Lender (PLP) since 1998, the locally owned and operated bank also has SBA loan production offices in Sherman Oaks, Calif., Fresno Calif., Chico, Calif., Santa Ana, Calif., Bellevue, Wash., Raleigh, N.C., Greenville, S.C., Knoxville, Tenn., Tampa/St. Petersburg Fla., Coral Springs, Fla., Jacksonville, Fla., Atlanta, and Bethesda, Md. The Bancorp's common stock is traded over the counter with the stock symbol TMCV.OB and the banks' Internet Web site can be reached at www.temvalbank.com.

    CONTACT: Temecula Valley Bank, Temecula
             Stephen H. Wacknitz, 909/694-9940